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Exhibit 99

For Immediate Release	Media Contact:	Investor Contact:
July 23, 2008	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Reports Strong Second-Quarter Growth

 Delivers Solid Financial Performance While Building for the Future

        CAMBRIDGE, MA—Genzyme Corporation (NASDAQ: GENZ) today reported strong sales and profit growth in the second quarter, along with significant progress in its commercial and clinical programs.

        Revenue increased 25 percent to approximately $1.171 billion from $933.4 million in last year's second quarter. The increase was driven by growth across all areas of the business.

        GAAP net income was $69.6 million, or $0.25 per diluted share, compared with $83.8 million, or $0.31 per diluted share, in the second quarter a year ago. GAAP net income reflects the fee for the license to mipomersen, a highly promising cholesterol-lowering drug in late-stage development.

        Non-GAAP net income increased to $268.5 million from $238.7 million in last year's second quarter. Non-GAAP earnings increased to $0.98 per diluted share from $0.88.

        Genzyme continues to reinvest cash from operations to build a foundation for long-term growth. In the second quarter, the company generated approximately $329 million in cash from net income prior to one-time events and proceeds from the issuance of common stock. The company made a $175 million payment to Isis Pharmaceuticals to secure the rights to mipomersen, significantly strengthening its late-stage pipeline. Genzyme also invested approximately $130 million in capital projects, predominantly focused on expanding manufacturing capacity to meet current and anticipated product demand. To reduce the dilutive effect of equity compensation, the company used a portion of its cash to repurchase 1 million shares under its three-year stock buyback program.

        "It was a strong and highly productive quarter," said Henri A. Termeer, Genzyme's chairman and chief executive officer. "We delivered solid financial results, set in place a number of catalysts that will drive near-term growth, and continued to build the company to grow beyond 2011."

        Over the next 12 months, Genzyme anticipates six potential approvals for new products or broader indications for existing products. These catalysts will provide significant near term momentum:

  •
  Genzyme expects FDA approval by the end of this year for alglucosidase alfa (Myozyme®) produced at the 2000L bioreactor scale, following the submission of a BLA on May 30. European approval of Myozyme produced at the 4000L scale is expected in the first half of next year.

  •
  The company anticipates that the labeling for Renvela® (sevelamer carbonate) will be expanded by mid-2009 to include the treatment of chronic kidney disease patients with elevated phosphorus levels who are not on dialysis. Genzyme, along with two other companies, submitted a position paper to the FDA in May regarding this expanded use of phosphate binders.

  •
  Genzyme also expects that the labeling for Clolar® (clofarabine) will be expanded by the middle of next year to include its use in treating adult patients with acute myelogenous leukemia. The company plans to file supplemental marketing applications this year to broaden Clolar's indication.

  •
  Genzyme expects to launch Mozobil™ (plerixafor) in the United States and Europe during the first half of next year, following regulatory approval. The company submitted marketing applications for the product last month. Mozobil is intended to enable patients with certain types of cancers to successfully receive a stem-cell transplantation.

  •
  FDA action on Genzyme's marketing application for Synvisc-ONE® (hylan G-F 20) is anticipated this year. The company submitted a response to the agency in June that included additional analysis and data requested in a November 2007 letter.

        Genzyme continues to expect non-GAAP earnings for this year of approximately $3.90 per diluted share. GAAP earnings in 2008 are expected to be approximately $2.20 per diluted share. The GAAP estimate now reflects Genzyme's equity investment in Isis Pharmaceuticals, the mipomersen licensing fee, along with anticipated amortization, stock-compensation expenses and the effect of contingent convertible debt.

Second-Quarter Product Sales

        Within the Therapeutics business, Myozyme revenue rose 65 percent compared with last year's second quarter, despite the constraint on U.S. sales resulting from the delay in approval of 2000L-scale production. Revenue increased to $77.2 million from $46.7 million in the same period a year ago. The FDA is expected to convene an advisory committee meeting in October to discuss the BLA for alglucosidase alfa produced at the 2000L-scale, as required for all new drug and biologics license applications under the FDA Amendments Act enacted last year. FDA approval of 2000L-scale production is needed to provide broader access to product for adult patients in the United States.

        The launch of Myozyme has been more rapid than the launch of any of Genzyme's other treatments for lysosomal storage disorders, driven by faster than expected adoption by physicians and patients and consistent support from health authorities in more than 40 countries. To meet the global demand for Myozyme, Genzyme is working to secure approval of production at its 4000L bioreactor scale manufacturing plant in Belgium, which would significantly expand capacity. The company is conducting process validation runs for Myozyme produced at the 4000L-scale, which it expects to complete this year and subsequently file for EMEA approval. The company expects that European authorities will approve Myozyme production at the facility during the first half of 2009. Approval of 4000L-scale production in Belgium will be necessary to meet the anticipated global demand for Myozyme. Product supply in 2009 is expected to be particularly tight until the Belgium plant is approved.

        Genzyme's other treatments for lysosomal storage disorders also continue to experience strong, double-digit growth. Second-quarter Cerezyme® (imiglucerase for injection) sales rose 13 percent to $319.4 million, compared with $283.0 million in the previous second quarter. Sales of Fabrazyme® (agalsidase beta) grew 21 percent, rising to $126.6 million from $104.3 million. Sales of Aldurazyme® (laronidase) increased 33 percent to $38.8 million, compared with $29.1 million in the second quarter last year when the product's sales were recorded under the joint venture with BioMarin Pharmaceutical Inc.

        The company also reported preliminary results from a Phase 2 trial of its investigational oral therapy for Gaucher disease Genz-112638. The results were consistent with those observed for patients beginning enzyme replacement therapy, and they highlight the potential of this compound to provide a convenient treatment alternative for patients and a broader range of treatment options for physicians. Genzyme is developing protocols for two Phase 3 trials that it expects to initiate early next year.

        Sales of Thyrogen® (thyrotropin alfa for injection) remained strong, increasing 34 percent to $39.4 million from $29.5 million. The use of Thyrogen in ablation procedures is contributing to the product's growth in the United States, while its growth in Europe is being driven by increasing diagnosis of thyroid cancer and its international adoption is being driven by expansion into new geographic markets.

        Within the Renal business, sales of sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela grew 16 percent to $168.6 million from $144.9 million in the second quarter last year. Genzyme launched Renvela in the United States in March, and the product is now included in more than 85 percent of health plan formularies. Formulary access equal to that of Renagel is expected by the end of the third quarter, ahead of Genzyme's expectations.

        Within the Transplant business, second-quarter sales of Thymoglobulin® (Anti-thymocyte Globulin [Rabbit]) and Lymphoglobuline® (Anti-thymocyte Globulin [Equine]) rose 10 percent to $45.6 million from $41.4 million in the second quarter last year. Worldwide demand for Thymoglobulin continues to grow, and Genzyme is working to build inventory to meet anticipated demand following resolution of a manufacturing issue during 2007 that affected product appearance in some lots. The company has begun construction of a new manufacturing plant for Thymoglobulin in France to support the long-term growth of the product.

        Genzyme continues to prepare for the U.S. and European launch of Mozobil next year, and it is also planning to seek regulatory approvals globally. The company anticipates peak annual sales of Mozobil in the transplant setting of $400 million. More than 900 patients have already received the product through a compassionate use program in the United States, and similar compassionate use programs have recently begun in Europe. Genzyme continues to invest in studies exploring additional potential applications for Mozobil, including its use in conjunction with chemotherapy.

        Within the Biosurgery business, sales of Synvisc® (hylan G-F 20) and Synvisc-ONE rose to $70.9 million from $64.9 million, an increase of 9 percent. The growth was driven by the increasing strength of Synvisc in the U.S. market and the initiation of direct sales of the product in Latin America. Genzyme is introducing Synvisc-ONE in a growing number of European and Southeast Asian countries. The product is designed to simplify osteoarthritis pain management and thereby reach a broader set of patients.

        Also within the Biosurgery business, sales of Sepra® products have remained consistently strong over recent quarters. Sales rose 39 percent in this year's second quarter to $34.8 million from $25.1 million in the same quarter a year ago. This growth is being driven by the expanded U.S. sales force for Seprafilm® adhesion barrier, which is helping to expand the product's use in gynecologic and colorectal surgery and C-section procedures.

        Second-quarter revenue for the Genetics business increased 7 percent to $78.5 million from $73.7 million. This growth was driven in part by the continuing demand for prenatal screening for genetic conditions. Additionally, Genzyme experienced increased demand for its KRAS mutation testing for colorectal cancer, as recent studies have shown that identifying KRAS mutations can assist oncologists in selecting treatment for patients with colorectal cancer. This increasing recognition of the value of diagnostics in personalized medicine will continue to fuel organic growth in the Genetics business.

        Oncology revenue rose in the second quarter to $33.3 million from $17.4 million based on increasing sales of Clolar and Campath® (alemtuzumab). The increase also reflects the addition of European sales of Clolar, which Genzyme began recording following its acquisition of Bioenvision Inc. late last year. Genzyme is working to introduce Clolar worldwide as well as expand its indications. The product is currently approved in the United States and Europe as a third-line treatment for pediatric patients with acute lymphoblastic leukemia. Genzyme is developing Clolar for use globally as a first-line therapy for adult AML and myelodysplastic syndromes, significantly larger indications that the company estimates will drive peak annual sales of the product to approximately $600 million. Last month, Genzyme reported encouraging results from its pivotal CLASSIC II trial evaluating the use of Clolar to treat older adult patients with acute myeloid leukemia. Oncology revenue also reflects growing first-line use of Campath in the treatment of patients with B-cell chronic lymphocytic leukemia.

        Genzyme took a number of major steps during the second quarter to create opportunities for growth beyond 2011 by significantly strengthening its pipeline and expanding its global infrastructure:

  •
  The company secured exclusive worldwide rights to mipomersen, an innovative cholesterol-lowering drug in Phase 3 development that has the potential to change the standard of care for severely ill patients whose needs cannot be addressed by current therapies.

  •
  Genzyme also formed a collaboration this month with PTC Therapeutics to develop and commercialize PTC124, a novel oral therapy under development initially for Duchenne muscular dystrophy and cystic fibrosis. The product has broad potential in a range of other inherited disorders.

  •
  Genzyme continued to enroll patients in two ongoing Phase 3 trials of alemtuzumab for the treatment of multiple sclerosis. Final, three-year efficacy and safety data from the Phase 2 trial comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of relapsing-remitting multiple sclerosis were presented during the quarter as part of a scientific platform session at the American Academy of Neurology. The company is awaiting publication of these results.

  •
  Genzyme announced plans for a research and development center in China and also began building a commercial organization in India, initiatives that reflect the company's commitment to establishing a long-term presence in both countries.

        This press release contains forward-looking statements regarding Genzyme's financial outlook and business plans and strategies, including without limitation: its 2008 earnings guidance; its expectations for approval of Myozyme produced at the 2000L and 4000L-scale capacities, the timing thereof and its assessment of product supply; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela for CKD and Clolar for adult AML, the timetables therefore and the impact of such approvals on the company; its plans and estimated timetables for new and next-generation product filings, approvals and launches, including for Mozobil, Genz-112638, and Synvisc-ONE, its estimates of the sales potential of Clolar and Mozobil; its anticipated growth drivers for certain products and businesses, including Genetics; and its expectations for Renvela formulary access. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme's ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including Myozyme produced at the 2000L scale in the US and at the 4000L scale in Europe and the timing of receipt of such approvals; Genzyme's ability to successfully complete preclinical and clinical development of its products and product candidates, including Mozobil and Genz-112638; Genzyme's ability to expand the use of current and next-generation products in existing and new indications, including Renvela, Clolar and Synvisc-ONE; Genzyme's ability to manufacture its products, including Thymoglobulin and its LSD therapies in a timely and cost effective manner and in sufficient quantities to meet demand; and the risks and uncertainties described in Genzyme's SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption "Risk Factors" in Genzyme's 2008 Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today's date and Genzyme undertakes no obligation to update or revise the statements.

        Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Renvela®, Thymoglobulin®, Synvisc®, Campath® and Clolar® are registered trademarks of and Mozobil™ and Synvisc-ONE™ are unregistered trademarks of Genzyme or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

About Genzyme

        One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2007 revenues of $3.8 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

        With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, cardiovascular disease, and other areas of unmet medical need.

Conference Call Information

        Genzyme will host a conference call today at 11:00 a.m. Eastern to discuss results for the second quarter of 2008. To participate in the call, please dial 1-773-799-3828 and refer to passcode "Genzyme." A replay of this call will be available by dialing 402-998-1342. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight July 30, 2008.

Upcoming Events

        Genzyme will host a conference call on October 22, 2008 at 11:00 a.m. Eastern to discuss financial results for the third quarter of 2008. To participate in the call, please dial 773-799-3828 and refer to pass code "Genzyme." A replay of this call will be available by dialing 402-998-1342. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on October 29, 2008.

        Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

# # #

GENZYME CORPORATION (GENZ)
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenues	$1,171,134	$933,419	$2,271,195	$1,816,602

Operating costs and expenses:
Cost of products and services sold(1)	300,330	217,598	572,643	420,061
Selling, general and administrative(1,2)	347,305	339,480	665,691	608,501
Research and development(1,3,4)	381,861	198,442	644,658	364,562
Amortization of intangibles	55,605	49,465	111,263	99,482

Total operating costs and expenses	1,085,101	804,985	1,994,255	1,492,606

Operating income	86,033	128,434	276,940	323,996

Other income (expenses):
Equity in income of equity method investments	—	5,945	188	11,557
Minority interest	563	15	1,026	3,927
Gain on investments in equity securities, net(5,6)	9,153	143	9,928	12,931
Other	19	(278)	(141)	(803)
Investment income	13,352	17,246	28,222	33,465
Interest expense	(1,149)	(3,621)	(2,804)	(7,809)

Total other income (expenses)	21,938	19,450	36,419	53,268

Income before income taxes(1)	107,971	147,884	313,359	377,264
Provision for income taxes(1)	(38,407)	(64,090)	(98,524)	(135,283)

Net income(1)	$69,564	$83,794	$214,835	$241,981

Net income per share:
Basic	$0.26	$0.32	$0.80	$0.92

Diluted(1,7)	$0.25	$0.31	$0.77	$0.88

Weighted average shares outstanding:
Basic	266,904	263,911	267,127	263,693

Diluted(1,7)	284,262	280,564	285,028	280,244

(1)
In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, "Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95," we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cost of products and services sold	$(6,311)	$(6,865)	$(12,825)	$(12,761)
Selling, general and administrative expense	(31,904)	(35,248)	(54,793)	(57,747)
Research and development expense	(16,092)	(19,143)	(28,677)	(31,455)

Total pre-tax charges for stock-based compensation expense	(54,307)	(61,256)	(96,295)	(101,963)
Tax benefit	16,834	18,703	29,371	31,135

Stock-based compensation expense, net of tax	$(37,473)	$(42,553)	$(66,924)	$(70,828)

Diluted earnings per share and diluted weighted average shares outstanding for the three and six months ended June 30, 2008 and 2007 were computed according to the provisions of FAS 123R.

(2)
Includes a pre-tax charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(3)
For the three and six months ended June 30, 2007, includes a pre-tax charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(4)
For the three and six months ended June 30, 2008, includes a pre-tax charge of $(175,000)K for a license fee paid to Isis Pharmaceuticals, Inc. ("Isis") in June for the exclusive worldwide rights of mipomersen. For the six months ended June 30, 2008, also includes a pre-tax charge of $(69,900)K representing the premium paid to purchase five million shares of Isis common stock in February 2008.

(5)
For the six months ended June 30, 2007, includes a pre-tax gain of $10,848K recorded on the sale of our entire investment in the common stock of Therapeutic Human Polyclonals Inc. in March 2007, which had a zero cost basis.

(6)
For the three and six months ended June 30, 2008, includes a net pre-tax gain of $9,015K recorded in the second quarter of 2008, consisting of a pre-tax gain of $10,304K resulting from the liquidation of our investment in the common stock of Sirtris Pharmaceuticals, Inc., offset in part by a pre-tax impairment charge of $(1,289)K related to our investment in the common stock of GTC Biotherapeutics, Inc.

(7)
All periods reflect the adoption of Emerging Issues Task Force Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share," or EITF 04-8. As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. In accordance with EITF 04-8, interest and debt fees related to these notes of $1.9 million, net of tax, for both the three months ended June 30, 2008 and 2007, and $3.8 million, net of tax, for both the six months ended June 30, 2008 and 2007 have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2008	December 31, 2007
Cash and all marketable securities	$1,254,494	$1,460,394
Other current assets	1,868,455	1,661,740
Property, plant and equipment, net	2,212,044	1,968,402
Intangibles, net(1)	3,394,232	2,959,480
Other noncurrent assets(2)	453,627	251,725

Total assets	$9,182,852	$8,301,741

Current liabilities	$1,492,143	$1,502,406
Noncurrent liabilities(1)	649,305	186,398
Stockholders' equity	7,041,404	6,612,937

Total liabilities and stockholders' equity	$9,182,852	$8,301,741

(1)
Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," began consolidating the results of the joint venture at fair value. As of June 30, 2008, intangibles, net, includes $480,500K for the fair value of the joint venture's manufacturing and commercialization rights to Aldurazyme, offset by $(12,012)K of related accumulated amortization. Our noncurrent liabilities includes $468,488K of additional net liabilities related to the fair value of these rights. Excluding these rights, the fair values of the assets and liabilities of the joint venture as of June 30, 2008 were not significant.

(2)
As of June 30, 2008, other noncurrent assets includes $80,100K for the fair value of the five million shares of Isis common stock that we purchased in February 2008.

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08	Q2-08 vs. Q2-07 % B/(W)	FY 2006	FY 2007	YTD 6/30/08
Total revenues:
Renal
Renagel and Renvela (including Sevelamer)	$144,954	$154,159	$166,173	$168,694	$168,567	16%	$515,119	$602,670	$337,261
Hectorol	27,295	30,265	29,855	29,076	30,852	13%	93,360	115,708	59,928
Other Renal	—	—	—	—	—		—	—	—

Total Renal product and service revenue	172,249	184,424	196,028	197,770	199,419	16%	608,479	718,378	397,189
Renal R&D revenue	—	—	—	—	—		—	—	—

Total Renal	172,249	184,424	196,028	197,770	199,419	16%	608,479	718,378	397,189

Therapeutics
Cerezyme	282,979	286,071	300,312	304,303	319,360	13%	1,007,036	1,133,153	623,663
Fabrazyme	104,349	104,610	114,661	116,475	126,608	21%	359,274	424,284	243,083
Myozyme	46,745	53,568	62,496	67,324	77,222	65%	59,238	200,728	144,546
Aldurazyme	—	—	—	37,015	38,834		—	—	75,849
Thyrogen	29,540	26,828	30,881	33,785	39,448	34%	93,687	113,587	73,233
Other Therapeutics	705	153	7,289	9,772	10,437	>100%	410	8,314	20,209

Total Therapeutics product and service revenue	464,318	471,230	515,639	568,674	611,909	32%	1,519,645	1,880,066	1,180,583
Therapeutics R&D revenue	431	121	12	19	26	(94)%	1,068	1,202	45

Total Therapeutics	464,749	471,351	515,651	568,693	611,935	32%	1,520,713	1,881,268	1,180,628

Transplant
Thymoglobulin/Lymphoglobuline	41,376	41,036	44,032	43,673	45,592	10%	149,541	165,886	89,265
Other Transplant	2,048	1,845	3,392	2,257	2,251	10%	6,425	8,940	4,508

Total Transplant product and service revenue	43,424	42,881	47,424	45,930	47,843	10%	155,966	174,826	93,773
Transplant R&D revenue	—	—	—	—	—		—	180	—

Total Transplant	43,424	42,881	47,424	45,930	47,843	10%	155,966	175,006	93,773

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08	Q2-08 vs. Q2-07 % B/(W)	FY 2006	FY 2007	YTD 6/30/08
Biosurgery
Synvisc	64,863	61,175	62,685	56,142	70,927	9%	233,858	242,319	127,069
Sepra products	25,076	26,381	29,746	30,604	34,780	39%	85,338	104,318	65,384
Other Biosurgery	16,724	16,893	21,122	24,313	24,690	48%	67,480	74,673	49,003

Total Biosurgery product and service revenue	106,663	104,449	113,553	111,059	130,397	22%	386,676	421,310	241,456
Biosurgery R&D revenue	1,226	1,697	666	603	818	(33)%	893	5,337	1,421

Total Biosurgery	107,889	106,146	114,219	111,662	131,215	22%	387,569	426,647	242,877

Genetics
Genetic Testing	73,714	73,050	72,192	74,329	78,534	7%	240,857	285,114	152,863

Total Genetics product and service revenue	73,714	73,050	72,192	74,329	78,534	7%	240,857	285,114	152,863
Genetics R&D revenue	—	—	—	—	—		—	—	—

Total Genetics	73,714	73,050	72,192	74,329	78,534	7%	240,857	285,114	152,863

Oncology
Oncology product and service revenue	14,920	16,400	21,628	22,691	26,363	77%	49,179	69,927	49,054

Total Oncology product and service revenue	14,920	16,400	21,628	22,691	26,363	77%	49,179	69,927	49,054
Oncology R&D revenue	2,510	6,330	4,111	6,357	6,961	>100%	10,208	18,421	13,318

Total Oncology	17,430	22,730	25,739	29,048	33,324	91%	59,387	88,348	62,372

Other
Other product and service revenue	52,669	58,425	64,753	71,679	67,958	29%	208,725	234,483	139,637

Total Other product and service revenue	52,669	58,425	64,753	71,679	67,958	29%	208,725	234,483	139,637
Other R&D revenue	1,295	1,152	752	950	906	(30)%	5,317	4,275	1,856

Total Other	53,964	59,577	65,505	72,629	68,864	28%	214,042	238,758	141,493

Total revenues	$933,419	$960,159	$1,036,758	$1,100,061	$1,171,134	25%	$3,187,013	$3,813,519	$2,271,195

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08	Q2-08 vs. Q2-07 % B/(W)	FY 2006	FY 2007	YTD 6/30/08
Revenues:
Total product and service revenue	$927,957	$950,859	$1,031,217	$1,092,132	$1,162,423	25%	$3,169,527	$3,784,104	$2,254,555
Total R&D revenue	5,462	9,300	5,541	7,929	8,711	59%	17,486	29,415	16,640

Total revenues	933,419	960,159	1,036,758	1,100,061	1,171,134	25%	3,187,013	3,813,519	2,271,195
Total product and service gross profit(1,2)	710,359	706,247	768,560	819,819	862,093	21%	2,433,856	2,856,774	1,681,912
SG&A expense(1,3)	339,480	270,306	308,377	318,386	347,305	(2)%	1,010,400	1,187,184	665,691
R&D expense(1,4,5,6)	198,442	175,800	197,323	262,797	381,861	(92)%	649,951	737,685	644,658
Amortization of intangibles	49,465	49,819	51,804	55,658	55,605	(12)%	209,355	201,105	111,263
Purchase of in-process research and development(7)	—	—	106,350	—	—		552,900	106,350	—
Charge for impaired goodwill(8)	—	—	—	—	—		219,245	—	—

Operating income (loss)	128,434	219,622	110,247	190,907	86,033	(33)%	(190,509)	653,865	276,940
Other income (expenses):
Equity in income (loss) of equity method investments(9)	5,945	(12,648)	8,489	188	—	(100)%	15,705	7,398	188
Minority interest	15	5	—	463	563	>100%	10,418	3,932	1,026
Gain (loss) on investments in equity securities, net(10)	143	1,105	(969)	775	9,153	>100%	73,230	13,067	9,928
Other	(278)	913	(747)	(160)	19	>100%	(2,045)	(637)	(141)
Investment income	17,246	18,222	18,509	14,870	13,352	(23)%	56,001	70,196	28,222
Interest expense	(3,621)	(1,474)	(2,864)	(1,655)	(1,149)	68%	(15,478)	(12,147)	(2,804)

Income (loss) before income taxes(1)	147,884	225,745	132,665	205,388	107,971	(27)%	(52,678)	735,674	313,359
(Provision for) benefit from income taxes(1)	(64,090)	(66,432)	(53,766)	(60,117)	(38,407)	40%	35,881	(255,481)	(98,524)

Net income (loss)(1)	$83,794	$159,313	$78,899	$145,271	$69,564	(17)%	$(16,797)	$480,193	$214,835

Net income (loss) per share-diluted(1,11,12)	$0.31	$0.58	$0.29	$0.52	$0.25	(19)%	$(0.06)	$1.74	$0.77

Weighted average shares outstanding-diluted(1,11,12)	280,564	279,206	283,374	285,208	284,262	1%	261,124	280,767	285,028

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08	FY 2006	FY 2007	YTD 6/30/08
Total product and service revenue	$927,957	$950,859	$1,031,217	$1,092,132	$1,162,423	$3,169,527	$3,784,104	$2,254,555
As a % of total product and service revenue:
Renagel and Renvela (including Sevelamer)	16%	16%	16%	15%	15%	16%	16%	15%
Hectorol	3%	3%	3%	3%	3%	3%	3%	3%
Cerezyme	31%	30%	29%	28%	27%	32%	30%	28%
Fabrazyme	11%	11%	11%	11%	11%	11%	11%	11%
Myozyme	5%	6%	6%	6%	7%	2%	5%	6%
Aldurazyme	0%	0%	0%	3%	3%	0%	0%	3%
Thyrogen	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	4%	4%	4%	4%	4%	5%	4%	4%
Synvisc product and services	7%	6%	6%	5%	6%	7%	7%	6%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetic testing	8%	8%	7%	7%	7%	8%	7%	7%
Oncology	1%	2%	2%	2%	2%	1%	2%	2%
Other	8%	8%	10%	10%	9%	9%	9%	9%
	100%	100%	100%	100%	100%	100%	100%	100%
Total product and service gross margin	77%	74%	75%	75%	74%	77%	75%	75%
Total revenues	$933,419	$960,159	$1,036,758	$1,100,061	$1,171,134	$3,187,013	$3,813,519	$2,271,195
SG&A expense as a % of total revenue	36%	28%	30%	29%	30%	32%	31%	29%
R&D expense as a % of total revenue	21%	18%	19%	24%	33%	20%	19%	28%
Operating income (loss) as a % of total revenue	14%	23%	11%	17%	7%	(6)%	17%	12%
Benefit from income taxes as a % of profit (loss) before tax	43%	29%	41%	29%	36%	68%	35%	31%

Condensed Consolidated Balance Sheet Information:	6/30/07	09/30/07	12/31/07	3/31/08	6/30/08	12/31/06	12/31/07	6/30/08

Cash and all marketable securities	$1,497,648	$1,449,548	$1,460,394	$1,447,983	$1,254,494	$1,285,604	$1,460,394	$1,254,494
Other current assets	1,503,734	1,587,600	1,661,740	1,818,541	1,868,455	1,377,437	1,661,740	1,868,455
Property, plant and equipment, net	1,742,651	1,850,754	1,968,402	2,118,960	2,212,044	1,610,593	1,968,402	2,212,044
Intangibles, net(8,13)	2,720,421	2,689,126	2,959,480	3,386,451	3,394,232	2,790,819	2,959,480	3,394,232
Other noncurrent assets(14,15)	190,411	265,273	251,725	311,118	453,627	126,735	251,725	453,627

Total assets	$7,654,865	$7,842,301	$8,301,741	$9,083,053	$9,182,852	$7,191,188	$8,301,741	$9,182,852

Current liabilities	$710,377	$693,208	$1,502,406	$1,475,663	$1,492,143	$651,439	$1,502,406	$1,492,143
Noncurrent liabilities(13,15)	866,068	865,322	186,398	659,399	649,305	879,038	186,398	649,305
Stockholders' equity	6,078,420	6,283,771	6,612,937	6,947,991	7,041,404	5,660,711	6,612,937	7,041,404

Total liabilities and stockholders' equity	$7,654,865	$7,842,301	$8,301,741	$9,083,053	$9,182,852	$7,191,188	$8,301,741	$9,182,852

Notes:

(1)
Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, "Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95," using the modified prospective basis effective January 1, 2006. For the periods presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08	FY 2006	FY 2007	YTD 6/30/08
Cost of products and services sold	$(6,865)	$(5,779)	$(7,137)	$(6,514)	$(6,311)	$(21,430)	$(25,677)	$(12,825)
Selling, general and administrative expense	(35,248)	(25,091)	(23,334)	(22,889)	(31,904)	(121,822)	(106,172)	(54,793)
Research and development expense	(19,143)	(13,518)	(13,128)	(12,585)	(16,092)	(65,248)	(58,101)	(28,677)

Total pre-tax charges for stock-based compensation expense	(61,256)	(44,388)	(43,599)	(41,988)	(54,307)	(208,500)	(189,950)	(96,295)
Tax benefit	18,703	14,093	12,920	12,537	16,834	66,331	58,148	29,371

Stock-based compensation expense, net of tax	$(42,553)	$(30,295)	$(30,679)	$(29,451)	$(37,473)	$(142,169)	$(131,802)	$(66,924)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)
Includes pre-tax charges of $(9,143)K recorded in December 2007 to write off five finished lots of our Thymoglobulin inventory which did not meet our specifications and $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory which did not meet our specifications.
(3)
Includes a pre-tax charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.
(4)
Includes a pre-tax charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.
(5)
Includes pre-tax charges of $(69,900)K recorded in February 2008 for the premium paid to purchase five million shares of Isis Pharmaceuticals, Inc. ("Isis") common stock and $(175,000)K recorded in June 2008 for a license fee paid to Isis for exclusive worldwide rights to mipomersen.
(6)
Includes pre-tax charges totaling $(5,735)K recorded in December 2007 to write off costs associated with the manufacture of tolevamer at our manufacturing facilities in Ireland and the United Kingdom.
(7)
Includes pre-tax charges for the purchase of in-process research and development of $(106,350)K related to our acquisition of Bioenvision, Inc. in October 2007 and $(552,900)K related to our acquisition of AnorMED Inc. in November 2006.
(8)
Represents the pre-tax write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, "Goodwill and Other Intangible Assets."
(9)
Includes pre-tax charges of $(570)K for the three months ended and $(21,102)K for the year ended December 31, 2007 related to our completion of the first step of the two step process under which we acquired Bioenvision. In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all of the outstanding shares of Bioenvision preferred stock for $(72,229)K of cash. Subsequently, in October 2007, following a favorable merger vote by Bioenvision's shareholders, we completed the second step of the acquisition and, effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision common stock for $(245,055)K of cash. In the fourth quarter of 2007, we also paid $(11,975)K of cash for the outstanding options to purchase shares of Bioenvision common stock. The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, is reflected in our consolidated financial statements for the three months and year ended December 31, 2007 and as of December 31, 2007.
(10)
Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006, $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost basis, and $10,304K related to the liquidation of our investment in Sirtris Pharmaceuticals, Inc in the second quarter of 2008, offset in part by a pre-tax impairment charge of $(1,289)K related to our investment in the common stock of GTC Biotherapeutics, Inc.
(11)
All periods, except for the year ended December 31, 2006, include: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our $690.0 million of 1.25% convertible senior notes. For the year ended December 31, 2006, excludes: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our $690.0 million in principal of 1.25% convertible senior notes because the effect would be anti-dilutive due to our net loss in that period.
(12)
All periods, except for the year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share," or EITF 04-8. As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.
(13)
Effective January 1, 2008, in connection with the restructuring of BioMarin/Genzyme LLC, our joint venture with BioMarin Pharmaceutical Inc., we licensed certain rights to commercialize Aldurazyme from the joint venture and, in accordance with the provisions of FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities," began consolidating the results of the joint venture at fair value. As of June 30, 2008, intangibles, net includes $480,500K for the fair value of the joint venture's manufacturing and commercialization rights to Aldurazyme, offset by $(12,012)K of related accumulated amortization. Our noncurrent liabilities as of June 30, 2008, includes $468,488K of additional net liabilities related to the fair value of these rights. Excluding these rights, the fair values of the assets and liabilities of the joint venture as of June 30, 2008 were not significant.
(14)
As of June 30, 2008, other noncurrent assets includes $80,100K for the fair value of the five million shares of Isis common stock that we purchased in February 2008.
(15)
Other noncurrent assets includes net deferred tax assets of $54,401K as of June 30, 2007, $78,243K as of September 30, 2007, $95,664K as of December 31, 2007, $120,707K as of March 31, 2008 and $150,955K as of June 30, 2008, as compared to net deferred tax liabilities reported as a component of noncurrent liabilities for the year ended December 31, 2006.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Three Months Ended June 30, 2008
(Amounts in thousands, except per share data)

	NON-GAAP	Dilution Due to Common Stock Equivalents	Gain on Investment in Equity Securities	License Fee	Amortization	FAS 123R Expense	GAAP As Reported
Income Statement Classification:
Total revenues	$1,171,134						$1,171,134
Cost of products and services sold	$(294,019)					$(6,311)	$(300,330)
Selling, general and administrative	$(315,401)					$(31,904)	$(347,305)
Research and development	$(190,769)			$(175,000)		$(16,092)	$(381,861)
Amortization of intangibles	$—				$(55,605)		$(55,605)
Purchase of in-process research and development	$—						$—
Equity in income (loss) of equity method investments	$—						$—
Minority interest	$563						$563
Gains (losses) on investments in equity securities	$138		$9,015				$9,153
Other	$19						$19
Investment income	$13,352						$13,352
Interest expense	$(1,149)						$(1,149)
Summary:
Income (loss) before income taxes	$383,868	$—	$9,015	$(175,000)	$(55,605)	$(54,307)	$107,971
(Provision for) benefit from income taxes	$(115,322)	$—	$(3,283)	$33,749	$29,615	$16,834	$(38,407)

Net income (loss)	$268,546	$—	$5,732	$(141,251)	$(25,990)	$(37,473)	$69,564

Net income (loss) per share:
Basic	$1.01	$—	$0.02	$(0.53)	$(0.10)	$(0.14)	$0.26
Diluted(1)	$0.98	$(0.03)	$0.02	$(0.50)	$(0.09)	$(0.13)	$0.25
Weighted average shares outstanding:
Basic	266,904						266,904
Diluted(1)	274,576	9,686					284,262

(1)
GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,886K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares outstanding for purposes of computing GAAP As-Reported diluted earnings per share.

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  Exhibit 99
Genzyme Reports Strong Second-Quarter Growth
Delivers Solid Financial Performance While Building for the Future